================================================================================

                            ASSET PURCHASE AGREEMENT

                                  dated as of

                                January 1, 1998

                                  by and among

                       AMERICAN PHYSICIAN PARTNERS, INC.
                           (a Delaware corporation),

                        COMMUNITY IMAGING PARTNERS, INC.
                           (a Delaware corporation),

                                      and

                      COMMUNITY RADIOLOGY ASSOCIATES, INC.
                    (a Maryland  professional corporation),

                     DRS. KORSOWER AND PION RADIOLOGY, P.A.
                     (a Maryland professional association)

                                      and

            Larry Joseph Bernstein, M.D., Dilip S. Arwindekar, M.D.,
                         Nicholas Harry Malakis, M.D.,
      James M. McCabe, M.D., Sidney J. Pion, M.D., Maya Eve Reiser, M.D.,
   Paul S. Schaefer, M.D., William D. Wehunt, M.D. and Alan Abood Cohen, M.D.
                     (all individuals residing in Maryland)

================================================================================

                               TABLE OF CONTENTS

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                                                                            PAGE
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
ARTICLE I           DEFINITIONS   . . . . . . . . . . . . . . . . . . . . .   1
      Section 1.1   Definitions   . . . . . . . . . . . . . . . . . . . . .   1
      Section 1.2   Rules of Interpretation   . . . . . . . . . . . . . . .   4

ARTICLE II          PURCHASE AND SALE OF ASSETS   . . . . . . . . . . . . .   5
      Section 2.1   Purchased Assets  . . . . . . . . . . . . . . . . . . .   5
      Section 2.2   Excluded Assets   . . . . . . . . . . . . . . . . . . .   7
      Section 2.3   Subsequent Actions  . . . . . . . . . . . . . . . . . .   7

ARTICLE III         ASSUMED LIABILITIES   . . . . . . . . . . . . . . . . .   8
      Section 3.1   Assumed Liabilities   . . . . . . . . . . . . . . . . .   8

ARTICLE IV          PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . .   8
      Section 4.1   Purchase Price  . . . . . . . . . . . . . . . . . . . .   8
      Section 4.2   Closing and Effective Time  . . . . . . . . . . . . . .  11
      Section 4.3   Closing Deliveries  . . . . . . . . . . . . . . . . . .  12

ARTICLE V           REPRESENTATIONS AND WARRANTIES OF SELLER AND
                    PRINCIPAL STOCKHOLDERS. . . . . . . . . . . . . . . . .  12
      Section 5.1   Organization and Good Standing; Qualification   . . . .  12
      Section 5.2   Authorization and Validity  . . . . . . . . . . . . . .  12
      Section 5.3   Title to Purchased Assets.  . . . . . . . . . . . . . .  13
      Section 5.4   Condition of Tangible Assets  . . . . . . . . . . . . .  13
      Section 5.5   Consents and Approvals  . . . . . . . . . . . . . . . .  13
      Section 5.6   Governmental Authorization  . . . . . . . . . . . . . .  13
      Section 5.7   Continuity of Business Enterprise   . . . . . . . . . .  13
      Section 5.8   Subsidiaries and Investments  . . . . . . . . . . . . .  13
      Section 5.9   Absence of Conflicting Agreements or Required Consents   13
      Section 5.10  Seller Financial Statements   . . . . . . . . . . . . .  14
      Section 5.11  No Undisclosed Liabilities  . . . . . . . . . . . . . .  14
      Section 5.12  Litigation and Claims   . . . . . . . . . . . . . . . .  14
      Section 5.13  No Violation of Law   . . . . . . . . . . . . . . . . .  15
      Section 5.14  Contracts and Commitments   . . . . . . . . . . . . . .  15
      Section 5.15  No Brokers  . . . . . . . . . . . . . . . . . . . . . .  16
      Section 5.16  No Other Agreements to Sell the Assets of the Business   16
      Section 5.17  Employee Matters  . . . . . . . . . . . . . . . . . . .  16
      Section 5.18  Labor Relations   . . . . . . . . . . . . . . . . . . .  16
      Section 5.19  Employee Benefit Plans  . . . . . . . . . . . . . . . .  17
      Section 5.20  Lease Agreements  . . . . . . . . . . . . . . . . . . .  18
      Section 5.21  Real and Personal Property  . . . . . . . . . . . . . .  19
      Section 5.22  Environmental Matters   . . . . . . . . . . . . . . . .  19
      Section 5.23  Filing Reports  . . . . . . . . . . . . . . . . . . . .  20
      Section 5.24  Insurance Policies  . . . . . . . . . . . . . . . . . .  20
      Section 5.25  Accounts Receivable; Payors   . . . . . . . . . . . . .  21
      Section 5.26  Accounts Payable; Suppliers   . . . . . . . . . . . . .  21
      Section 5.27  Inventory   . . . . . . . . . . . . . . . . . . . . . .  22





                                      (i)

      Section 5.28  Licenses, Authorization and Provider Programs   . . . .  22
      Section 5.29  Inspections and Investigations  . . . . . . . . . . . .  23
      Section 5.30  Proprietary Rights and Information  . . . . . . . . . .  23
      Section 5.31  Taxes   . . . . . . . . . . . . . . . . . . . . . . . .  24
      Section 5.32  Related Party Arrangements  . . . . . . . . . . . . . .  25
      Section 5.33  Banking Relations   . . . . . . . . . . . . . . . . . .  25
      Section 5.34  Fraud and Abuse and Self Referral   . . . . . . . . . .  25
      Section 5.35  Restrictions on Business Activities   . . . . . . . . .  25
      Section 5.36  Agreements in Full Force and Effect   . . . . . . . . .  25
      Section 5.37  Statements True and Correct   . . . . . . . . . . . . .  26
      Section 5.38  Schedules   . . . . . . . . . . . . . . . . . . . . . .  26
      Section 5.39  Finders' Fees   . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VI          REPRESENTATIONS AND WARRANTIES OF BUYER AND APPM  . . .  26
      Section 6.1   Organization and Good Standing; Qualification   . . . .  26
      Section 6.2   Authorization and Validity.   . . . . . . . . . . . . .  26
      Section 6.3   Governmental Authorization  . . . . . . . . . . . . . .  26
      Section 6.4   Capitalization  . . . . . . . . . . . . . . . . . . . .  27
      Section 6.5   Absence of Conflicting Agreements or Required Consents   27
      Section 6.6   Statements True and Correct   . . . . . . . . . . . . .  27
      Section 6.7   Schedules   . . . . . . . . . . . . . . . . . . . . . .  27
      Section 6.8   Finders' Fees   . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII         Intentionally Omitted   . . . . . . . . . . . . . . . .  27

ARTICLE VIII        Intentionally Omitted . . . . . . . . . . . . . . . . .  27

ARTICLE IX          Intentionally Omitted   . . . . . . . . . . . . . . . .  27

ARTICLE X           Intentionally Omitted   . . . . . . . . . . . . . . . .  27

ARTICLE XI          CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . .  28
      Section 11.1  Deliveries of Seller  . . . . . . . . . . . . . . . . .  28
      Section 11.2  Deliveries of APPM  . . . . . . . . . . . . . . . . . .  29

ARTICLE XII         Intentionally Omitted   . . . . . . . . . . . . . . . .  29

ARTICLE XIII        POST CLOSING MATTERS  . . . . . . . . . . . . . . . . .  29
      Section 13.1  Further Instruments of Transfer   . . . . . . . . . . .  29
      Section 13.2  Certain Prorations  . . . . . . . . . . . . . . . . . .  29
      Section 13.3  Certain Expenses.   . . . . . . . . . . . . . . . . . .  30
      Section 13.4  Certain Employee Benefits   . . . . . . . . . . . . . .  30
      Section 13.5  Buyer's Compliance with Section 4.1   . . . . . . . . .  30
      Section 13.6  Lock-up   . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XIV         REMEDIES  . . . . . . . . . . . . . . . . . . . . . . .  30
      Section 14.1  Indemnification by Seller.  . . . . . . . . . . . . . .  30
      Section 14.2  Indemnification by APPM and Buyer   . . . . . . . . . .  31
      Section 14.3  Conditions of Indemnification   . . . . . . . . . . . .  31





                                      (ii)

      Section 14.4  Remedies Not Exclusive  . . . . . . . . . . . . . . . .  33
      Section 14.7  Costs, Expenses and Legal Fees  . . . . . . . . . . . .  34
      Section 14.8  Tax Benefits; Insurance Proceeds  . . . . . . . . . . .  34

ARTICLE XV          Intentionally Omitted   . . . . . . . . . . . . . . . .  35

ARTICLE XVI         NONDISCLOSURE OF CONFIDENTIAL INFORMATION . . . . . . .  35
      Section 16.1  Non-Disclosure Covenant   . . . . . . . . . . . . . . .  35
      Section 16.2  Damages   . . . . . . . . . . . . . . . . . . . . . . .  35
      Section 16.3  Survival  . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XVII        MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . .  35
      Section 17.1  Amendment; Waivers  . . . . . . . . . . . . . . . . . .  35
      Section 17.2  Assignment  . . . . . . . . . . . . . . . . . . . . . .  35
      Section 17.3  Parties in Interest; No Third Party Beneficiaries   . .  35
      Section 17.4  Entire Agreement  . . . . . . . . . . . . . . . . . . .  36
      Section 17.5  Severability  . . . . . . . . . . . . . . . . . . . . .  36
      Section 17.6  Survival of Representations, Warranties and Covenants    36
      Section 17.7  Governing Law   . . . . . . . . . . . . . . . . . . . .  36
      Section 17.8  Captions  . . . . . . . . . . . . . . . . . . . . . . .  36
      Section 17.9  Gender and Number   . . . . . . . . . . . . . . . . . .  36
      Section 17.10 Reference to Agreement  . . . . . . . . . . . . . . . .  36
      Section 17.11 Confidentiality; Publicity and Disclosures  . . . . . .  36
      Section 17.12 Notice  . . . . . . . . . . . . . . . . . . . . . . . .  36
      Section 17.13 No Waiver; Remedies   . . . . . . . . . . . . . . . . .  37
      Section 17.14 Counterparts  . . . . . . . . . . . . . . . . . . . . .  37
      Section 17.15 Defined Terms   . . . . . . . . . . . . . . . . . . . .  37





                                     (iii)

                                   SCHEDULES

Schedule 2.1(a)              Real Property/Leasehold Improvements
Schedule 2.1(b)              Personal Property
Schedule 2.1(c)              Inventory
Schedule 2.1(d)(i)           Intellectual Property
Schedule 2.1(d)(iii)         Governmental Licenses and Permits
Schedule 2.1(d)(vi)          Prepaids
Schedule 2.1(d)(viii)        Interest in Other Entities, Joint Ventures
Schedule 2.1(d)(ix)          Warranties, Guarantees and Covenants
Schedule 2.1(e)              Purchased Contracts
Schedule 2.2                 Excluded Assets
Schedule 3.1                 Assumed Liabilities
Schedule 4.1                 Allocation of Purchase Price
Schedule 5.3(a)              Encumbrances
Schedule 5.3(b)              Permitted Encumbrances
Schedule 5.4                 Condition of Tangible Assets
Schedule 5.5                 Consents and Approvals
Schedule 5.6                 Governmental Authorizations
Schedule 5.7                 Sale, Distribution or Spin-Off of Assets
Schedule 5.8                 Subsidiaries and Investments
Schedule 5.9                 Conflicting Agreements or Required Consents
Schedule 5.10                Seller Financial Statements
Schedule 5.11                Undisclosed Liabilities
Schedule 5.12                Litigation and Claims
Schedule 5.14                Contracts and Commitments
Schedule 5.17(a)             Employment Contracts
Schedule 5.17(b)             Employees Earning Over $50,000
Schedule 5.17(c)             Severance Arrangements
Schedule 5.18(a)             Employees Terminating Employment
Schedule 5.18(b)             Unfair Labor Practice Complaints
Schedule 5.18(c)             Discrimination Charges, Investigations,
                             Proceedings or Complaints; Governmental Audits
Schedule 5.18(d)             Inquiries, Investigations or Monitoring of
                             Professional Personnel
Schedule 5.19(a)             Employee Benefit Plans
Schedule 5.19(c)             Audits, Investigations, etc., of Employee Benefit
                             Plans
Schedule 5.19(e)             Pending or Threatened Claims Against Employee
                             Benefit Plans
Schedule 5.19(g)             Funding Status
Schedule 5.19(l)             Other Compensation Arrangements
Schedule 5.20                Lease Agreements
Schedule 5.22(b)             Asbestos
Schedule 5.22(d)             Environmental Audits
Schedule 5.24                Insurance Policies
Schedule 5.25(a)             Accounts Receivable Aging
Schedule 5.25(b)             Certain Payors
Schedule 5.26(a)             Accounts Payable
Schedule 5.26(b)             Certain Providers/Suppliers
Schedule 5.28(a)             Licenses; Permits; Authorizations; Provider
                             Agreements
Schedule 5.28(b)             Cost Reports





                                      (iv)

Schedule 5.29                Inspections and Investigations
Schedule 5.30(a)             Proprietary Rights and Information
Schedule 5.30(b)             Proprietary Rights and Information - Technology
                             Agreements
Schedule 5.30(c)             Proprietary Rights and Information - Required
                             Consents
Schedule 5.31(b)             Taxes -  Disputes
Schedule 5.31(c)             Notices and Threats of Tax Deficiency or
                             Delinquency
Schedule 5.32                Related Party Arrangements
Schedule 5.33                Banking Relations
Schedule 5.35                Restrictions on Business Activities
Schedule 5.39                Finders' Fees
Schedule 6.3                 Governmental Authorization
Schedule 6.5                 Conflicting Agreements; Required Consents
Schedule 13.2(a)             Prorated Items





                                      (v)

                            ASSET PURCHASE AGREEMENT


       This Asset Purchase Agreement (this "Agreement"), dated as of January 1, 1998, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APPM"), Community Imaging Partners, Inc., a Delaware corporation and a wholly-owned subsidiary of APPM ("Buyer"), and Community Radiology Associates, Inc., a Maryland professional corporation ("CRA") and Drs. Korsower and Pion Radiology, P.A., a Maryland professional association ("KPR") and, together with CRA (the "Seller"), and Larry Joseph Bernstein, M.D., Dilip S. Arwindekar, M.D., Nicholas Harry Malakis, M.D., James M. McCabe, M.D., Sidney J. Pion, M.D., Maya Eve Reiser, M.D., Paul S. Schaefer, M.D., William D. Wehunt, M.D. and Alan Abood Cohen, M.D. (collectively, the "Principal Stockholders").

                                    RECITALS

       A. CRA and KPR own and operate (i) a professional medical practice specializing in radiology and (ii) seven diagnostic imaging centers (collectively, the "Business").

       B. The Principal Stockholders own all of the issued and outstanding capital stock of both CRA and KPR.

       C. Buyer is a wholly-owned subsidiary of APPM. APPM is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

       D. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer certain of the assets and other rights related to the Business (which assets and rights are defined in Section 2.1 as the "Purchased Assets"), and to assume certain liabilities of Seller relating thereto, as set forth herein, on the terms and conditions in this Agreement.

       E. The Principal Stockholders acknowledge that they have received adequate consideration for entering into this Agreement and performing their obligations under this Agreement, and that they will be benefitted by the transactions contemplated by this Agreement. The Principal Stockholders acknowledge that APPM and Buyer have relied on the Principal Stockholders' participation in this Agreement in connection with APPM's and Buyer's entering into this Agreement and consummating the transactions provided for in this Agreement.

                                   AGREEMENT

       NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

       Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

       "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

       "Agreement" shall have the meaning set forth in the preamble to this Agreement.

       "APPM" shall have the meaning set forth in the preamble to this Agreement.

       "Best knowledge" or "to the knowledge of" and similar phrases shall mean
(i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after diligent investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any Principal Stockholder, director or executive officer of such entity after diligent investigation and inquiry by the executive officers of such entity.

       "Buyer" shall have the meaning set forth in the preamble to this Agreement.

       "Claim Notice" shall have the meaning set forth in Section 14.3(a).

       "Closing Date" shall have the meaning set forth in Section 4.2.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular Person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

       "Controlled Group" shall have the meaning set forth in Section 5.19(g).

       "CRA" shall have the meaning set forth in the preamble to this Agreement.

       "Damages" shall have the meaning set forth in Section 14.1.

       "Effective Time" shall have the meaning set forth in Section 4.2.

       "Election Period" shall have the meaning set forth in Section 14.3(a).

       "Employee Benefit Plans" shall have the meaning set forth in Section 5.19(a).

       "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

       "Environmental Laws" shall have the meaning set forth in Section
5.22(e).

       "ERISA" shall have the meaning set forth in Section 5.17(a).

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "Excluded Assets" shall have the meaning set forth in Section 2.2.

       "Indemnified Party" shall have the meaning set forth in Section 14.3(a).

       "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

       "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).

       "Insurance Policies" shall have the meaning set forth in Section 5.24.

       "IRS" shall mean the Internal Revenue Service.

       "KPR" shall have the meaning set forth in the preamble to this Agreement.

       "Lease Assignments" shall have the meaning set forth in Section 11.1(k).

       "Lease Agreements" shall have the meaning set forth in Section 5.20.

       "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole, in consideration of all relevant facts and circumstances.

       "Medical Waste" shall mean (i) pathological waste; (ii) blood; (iii) sharps; (iv) wastes from surgery or autopsy; (v) dialysis waste, including contaminated disposable equipment and supplies; (vi) cultures and stocks of infectious agents and associated biological agents; (vii) contaminated animals;
(viii) isolation wastes; (ix) contaminated equipment; (x) laboratory waste;
(xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law; and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

       "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect of the date hereof: (i) the MWTA; (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Section 2501 et seq.; (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Section 1401 et seq.; (iv) The Occupational Safety and Health Act, 29 USCA Section 651 et seq.; (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119; and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to Seller's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

       "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C.
Section  6992, et seq.

       "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

       "Other Agreements" shall have the meaning set forth in Section 11.1(b).

       "Payors" shall mean any and all third-party payors including, but not limited to, Medicare and Medicaid Programs (as defined in Section 5.28), insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems, CHAMPUS, and any and all other private or governmental entity rendering payment to Seller for professional medical or technical services.

       "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

       "Physician Employee" shall mean each radiologist employed by Seller.

       "Purchased Assets" shall have the meaning set forth in Section 2.1.

       "Principal Stockholders" shall have the meaning set forth in the preamble to this Agreement.

       "Regulated Activity" shall have the meaning set forth in Section
5.22(e).

       "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Seller" shall have the meaning set forth in the preamble to this Agreement.

       "Seller Reviewed Financial Statements" shall have the meaning set forth in Section 5.10.

       "Seller Current Balance Sheet" shall have the meaning set forth in
Section 5.10.

       "Seller Current Financial Statements" shall have the meaning set forth in Section 5.10.

       "Seller Financial Statements" shall have the meaning set forth in
Section 5.10.

       "Seller Subsidiary" shall have the meaning set forth in Section 5.8.

       "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

       "Third Party Claim" shall have the meaning set forth in Section 14.3(a).

       Section 1.2   Rules of Interpretation.  The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

       Unless otherwise indicated "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

       This Agreement occasionally omits the modifying words "all" and "any" and the articles "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

       Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number or Section number of this Agreement.

                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

       Section 2.1 Purchased Assets. Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases, all right, title and interest of Seller in and to the following assets, rights and interests used in the operation of the Business, of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, excluding the Excluded Assets (as such term is defined in Section 2.2 below, including, without limitation, the following assets, rights and interests (collectively, the "Purchased Assets"):

              (a) Real Property and Leasehold Improvements. All real property including, without limitation, the real property more particularly described in Schedule 2.1(a) attached hereto (collectively, the "Real Estate"), and all buildings, improvements, other constructions, construction-in-progress and fixtures (collectively, the "Improvements") now or hereafter located on the Real Estate or owned by Seller and located on the real property subject to the Lease Agreements (as defined in Section 5.20 hereof) (the Real Estate and Improvements are hereinafter collectively referred to as the "Real Property"), which includes, without limitation, all real property used in connection with the Business together with, as they relate to the Real Property, all right, title and interest of Seller in all options, easements, servitudes, rights-of-way and other rights associated therewith;

              (b) Personal Property. All tangible personal property (collectively, the "Personal Property") of every kind and nature (other than items of tangible personal property that are consumed, disposed of or held for sale or are inventoried in the ordinary course of business), including, without limitation, all furniture, fixtures, machinery, vehicles, owned or licensed computer systems, and equipment, including, without limitation, the Personal Property listed in Schedule 2.1(b) hereto;

              (c) Inventory. All inventories of supplies, drugs, food, janitorial and office supplies, maintenance and shop supplies, and other disposables which are existing as of the date hereof (the "Inventory"). A list of Inventory is attached as Schedule 2.1(c);

              (d) Intangible Assets. All intangible property (collectively, the "Intangible Assets") of every kind and nature, including, without limitation, the following:

                     (i) All patents, trademarks, trade names, business names (including all names associated with specialty programs or services operated by Seller), service marks, logos, trade secrets, copyrights, and all applications and registrations therefor that are owned by Seller, and licenses thereof pursuant to which Seller has any right to the use or benefit of, or other rights with respect to, any of the foregoing (the "Intellectual Property"), including, without limitation, the items identified in Schedule 2.1(d)(i) attached hereto;

                     (ii)   All telephone numbers;

                     (iii) All licenses, permits, certificates, franchises, registrations, authorizations, filings, consents, accreditations, approvals and other indicia of authority relating to the operation of the Business as presently conducted by Seller, and relating to any renovation or construction on the Real Property, or the Leased Real Estate (collectively, the "Governmental Licenses and Permits"), which

Governmental Licenses and Permits are listed in Schedule 2.1(d)(iii) attached hereto. In the event the sale, transfer, assignment, or conveyance of any of the Governmental Licenses and Permits is unlawful or is not permissible under any agreement, or federal, state, or local law, rule, or regulation, then the terms "sale, transfer or assignment," for the purposes of this Agreement with respect to any such Governmental Licenses and Permits, shall be deemed to mean and require (i) each Seller's relinquishment of all of its right, title and interest in, to and under such Governmental Licenses and Permits as of the date hereof to the fullest extent necessary or appropriate to enable Buyer to acquire such Governmental Licenses and Permits; and (ii) the issuance or grant to Buyer by the appropriate third party, federal, state, or local governmental authority of all right, title and interest in, to and under such Governmental Licenses and Permits as of the date hereof reasonably equivalent to that relinquished by the Seller, including, but not limited to, the right, authority, and approval for Buyer to provide long-term care services from and after the date hereof in a reasonably equivalent manner as Seller prior to the date hereof;

                     (iv) All benefits, proceeds or any other amounts payable under any policy of insurance maintained by Seller with respect to destruction of, damage to or loss of use of any of the Purchased Assets;

                     (v) All deposits (the "Deposits") held by Seller in connection with future services to be rendered by Seller, delivered under the LEASES (as defined below);

                     (vi) Those advance payments, prepayments, prepaid expenses, deposits and the like (the "Prepaids") which are existing as of the date hereof, including real property taxes and assessments and utility deposits and payments (subject to the prorations provided for in this Agreement), which were made by Seller solely with respect to its operation of the Business (the "Purchased Prepaids"), the current categories and amounts of which are set forth in Schedule 2.1(d)(vi);

                     (vii)  Seller's goodwill associated with the Purchased
Assets;

                     (viii) All interests in joint ventures, partnerships, corporations and limited liability companies, other than the marketable and investment securities identified in Schedule 2.2 as Excluded Assets (as defined in Section 2.2) (provided that the failure of Seller to list publicly-traded securities in such exhibit shall not cause same to be among the Purchased Assets), including, without limitation, the interests identified in Schedule 2.1(d)(viii) attached hereto; and

                     (ix) to the extent assignable, all warranties, guarantees and covenants not to compete with respect to the Business including, without limitation, the arrangements identified in Schedule 2.1(d)(ix);

              (e) Purchased Contracts. All right, title and interest of Seller in, to and under the leases, contracts and agreements to which Seller is a party or a beneficiary and which relate to or are necessary for the Business (collectively the "Purchased Contracts"). Schedule 2.1(e) hereto contains a list of all leases, contracts and agreements to which Seller is a party or a beneficiary, which relate to or are necessary for the Business and which either
(i) involve the payment or receipt by Seller of any form of services or consideration in any 12-month period in excess of $10,000; or (ii) which are not terminable or cancelable upon 60 days' notice;

              (f) Books and Records. Seller hereby delivers to Buyer, and Buyer hereby takes possession of, all operating data and records pertaining to the assets, properties, business, operations, accounts, financial condition, customers or suppliers of the Business, including all of Seller's books, records, papers, computer tapes, disks or data and instruments related to the Business or the Purchased Assets or which are required or necessary in order for Buyer to operate the Business from and after the date hereof, including, without limitation, the following:

                     (i) subject to federal and state law, patient and medical records and all other medical and financial information regarding patients of the Business (which shall be subject to the confidentiality provisions set forth in this Agreement) (provided, however, notwithstanding anything to the contrary herein, KPR shall retain beneficial ownership of the patient charts and medical records);

                     (ii)   patient lists;

                     (iii) employment and personnel records relating to the Seller employees who are hired by Buyer;

                     (iv) personnel policies and manuals, electronic data processing materials, books of account, accounting books, financial records, sales records, sales and payroll tax returns, customer data, journals and ledgers; and

                     (v) all material, documents, and information relating to the Real Property, the Personal Property, the Purchased Contracts and the Lease Agreements, all title information (including but not limited to all title insurance policies, commitments, acts of sale, covenants, conditions, restrictions, leases, licenses, occupancy agreements, easements, servitudes, and other items of record), all environmental studies, reports and information, all property use and operational material, plans and specifications, contracts, site plans, plats, surveys, zoning material, correspondence, and governmental material (i.e., licenses, permits, notices, and other matters with respect to governmental authorities), information and notices;

              (g) Accounts Receivable. Accounts receivable of Seller as of December 31, 1997 (provided, however, that notwithstanding anything to the contrary herein, Seller shall not sell to Buyer any of Seller's Medicare or Medicaid accounts receivable as of December 31, 1997 (the "Medicare Receivables"), but Seller shall irrevocably retain Buyer to collect on Seller's behalf such Medicare Receivables, and which, immediately following the collection of such Medicare Receivables, as such collection may occur from time to time, Seller shall deliver to Buyer the proceeds of such Medicare Receivable collections); and

              (h) Residual Assets. All other assets of Seller other than the Excluded Assets (as such term is defined in Section 2.2 below).

       Section 2.2 Excluded Assets. Notwithstanding Section 2.1(a), the definition of "Purchased Assets" shall exclude all assets, rights and interests identified on Schedule 2.2 (collectively, the "Excluded Assets"). The Excluded Assets shall not be transferred by Seller to Buyer.

       Section 2.3 Subsequent Actions. If, at any time after the Effective Time, APPM or Buyer shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in APPM or Buyer its right, title or interest in, to or under any of the Purchased Assets or otherwise to carry out the transactions described in this Agreement, Seller shall, at the sole cost and expense of Seller, execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Purchased Assets or otherwise to carry out the transactions described in this Agreement.

                                  ARTICLE III
                              ASSUMED LIABILITIES

       Section 3.1 Assumed Liabilities. Buyer hereby assumes only those liabilities and obligations of Seller relating to operation of the Business as set forth on Schedule 3.1 hereto (the "Assumed Liabilities"). Other than the Assumed Liabilities, Buyer shall not assume, nor shall APPM, Buyer or any of their respective affiliates or subsidiaries be deemed to have assumed, guaranteed, agreed to perform or otherwise be bound by, or be responsible or otherwise liable for, any liability or obligation of any nature of Seller (whether or not related to the Business), or claims for such liability or obligation, whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown (the "Unassumed Liabilities"). Specifically, and without limiting the generality of the foregoing, other than the Assumed Liabilities, neither APPM, Buyer nor any of their respective affiliates or subsidiaries shall have any liability or obligation with respect to or arising out of: (a) acts or omissions of Seller, its shareholders, directors, officers, partners, agents or employees whether prior or subsequent to the date hereof, whether or not in the ordinary course of business; (b) liabilities or obligations relating to or secured by any portion of either the Purchased Assets or the Business prior to the date hereof; (c) employee-related liabilities (including accrued wages, vacation, employee-related insurance or deferred compensation claimed by any person in connection with his or her employment by, or termination of employment with, Seller or payroll taxes payable or liabilities arising under any employee benefit plan maintained by Seller); (d) liabilities or obligations of Seller, including those for attorneys' fees, arising out of any litigation or other proceeding pending as of or arising prior to the date hereof in connection with the Business or any claim, whether or not asserted and whether or not liquidated or contingent, with respect to the Business arising from acts or the failure to take any action by Seller or any of its shareholders, directors, officers, partners, agents or employees prior to the date hereof; (e) liabilities for any income or other tax, whether disputed or not, attributable to Seller and/or the Business for any period or transaction through the date hereof; (f) except as set forth on Schedule 3.1, trade payables which arise prior to the date hereof; (g) claims by any third-party payor (including Medicare or Medicaid) or patient with respect to any matter or billing occurring prior to the date hereof; and
(h) any other liability or obligation of Seller. All employment tax liabilities of Seller shall remain Seller's responsibility for collection, remittance and tax filing purposes for the period through the date hereof. Seller shall supply confirmation that all past and current employment taxes through the date hereof have been remitted to the appropriate agencies in a timely manner.

                                   ARTICLE IV
                                 PURCHASE PRICE

       Section 4.1   Purchase Price.

              (a) First Installment of Purchase Price. In consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets from Seller to Buyer, Buyer hereby delivers the following ("Closing Consideration"):

                     (i)    ____________________ Dollars ($_______) by wire
                            transfer of immediately available funds to one or more accounts designated in writing by Seller;

                     (ii) __________ shares of common stock, par value $.0001 per share, of APPM (each share of such class being referred to herein as a share of "APPM Stock") having an aggregate value equal to $____________. The number of shares of APPM Stock delivered to Seller on the date hereof is referred to herein as the "Closing Stock." The number of shares of APPM Stock that constitute the Closing Stock has been determined based on the average closing sale price of the APPM Stock for the twenty (20) trading days prior to the Closing Date; and

                     (iii)  The assumption by Buyer of the Assumed Liabilities.

              (b) Additional Installments of Purchase Price. After the date hereof, as additional installments of the consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets from Seller to Buyer, Buyer (or APPM) shall deliver to Seller shares of APPM Stock as follows:

                     (i) __________ shares of APPM Stock representing an aggregate value equal to $__________ (such shares being referred to herein as the "Six Month Stock"). Buyer or APPM shall deliver the certificates representing the Six Month Stock on the six-month anniversary of the date hereof. The aggregate number of shares of APPM Stock that will constitute the Six Month Stock has been determined based on the average closing sale price of the APPM Stock for the twenty (20) trading days prior to the Closing Date; and

                     (ii) ___________ shares of APPM Stock representing an aggregate value equal to $__________ (such shares being referred to herein as the "Anniversary Stock"). Buyer or APPM shall deliver the certificates representing the Anniversary Stock on the one-year anniversary of the date hereof. The aggregate number of shares of APPM Stock that will constitute the Anniversary Stock has been determined based on the average closing sale price of the APPM Stock for the twenty (20) trading days prior to the Closing Date.

Whole shares shall be delivered in lieu of any fractional shares that otherwise would have been delivered pursuant to this Section 4.1(b). In addition to the terms and conditions set forth herein, the APPM Stock shall be subject to the terms and conditions of a lock-up agreement between APPM and CRA of even date.

              (c) Holdback of the APPM Stock. Simultaneously with APPM's delivery to Seller of each certificate representing the Closing Stock, Seller hereby deposits each such certificate with APPM, which shall hold such shares as security for the satisfaction of indemnification obligations of Seller and the Principal Stockholders pursuant to Article XIV hereof. Immediately after Seller's receipt of the certificates representing the Six Month Stock on the six-month anniversary of the date hereof, Seller shall deposit each such certificate with APPM, which shall hold such shares as security for the satisfaction of indemnification obligations of Seller and the Principal Stockholders pursuant to Article XIV hereof. Immediately after Seller's receipt of the certificates representing the Anniversary Stock on the one-year anniversary of the date hereof, Seller shall deposit each such certificate with APPM, which shall hold such shares as security for the satisfaction of indemnification obligations of Seller and the Principal Stockholders pursuant to Article XIV hereof. Simultaneously with each such deposit of APPM Shares (whether on the date hereof, the six-month anniversary of the date hereof or the one-year anniversary of the date hereof), Seller shall deliver to APPM an executed stock power (in form and substance satisfactory to APPM), authorizing APPM to deliver such certificates to APPM's Transfer Agent for cancellation (in whole or in part) if any of the shares or APPM Stock are retained by APPM pursuant to the terms of this Section 4.1(c) in satisfaction of any indemnification obligation of any Seller or Principal Stockholder pursuant to
Article XIV hereof. APPM shall hold, for the benefit of Seller and Buyer, the certificates representing the Closing Stock, the Six Month Stock and the Anniversary Stock, and shall retain or disburse such certificates only in accordance with the terms of this Section 4.1(c).

       At any time prior to the one-year anniversary of the Closing Date, Buyer or APPM may deliver a Claim Notice (as defined in Article XIV) to Seller, to the effect that Buyer or APPM believes that any Seller or Principal Stockholder has or may have liability to Buyer or APPM pursuant to Article XIV hereof and specifying in reasonable detail the basis for such belief. If, by the one-year anniversary of the date hereof, neither Buyer nor APPM has delivered any Claim Notices, then APPM shall deliver the certificates representing the Closing Stock to Seller. If, however, Buyer or APPM has delivered one or more Claim Notices prior to the one-year anniversary of the date hereof, then (i) APPM shall not disburse any shares of the Closing Stock, but instead shall retain the certificates representing such shares of APPM Stock and (ii) APPM thereafter shall disburse such retained shares of APPM Stock only upon the delivery to APPM of (x) a written agreement signed by APPM, Buyer and Seller, which agreement shall expressly provide the number of shares of the Closing Stock to be delivered to Seller (if any) and/or retained by APPM (if any); or
(y) a final arbitration decision or a final judgment that determines Seller's and Buyer's rights with respect to the Closing Stock.

       At any time prior to the eighteen-month anniversary of the Closing Date, Buyer or APPM may deliver a Claim Notice (as defined in Article XIV) to Seller, to the effect that Buyer or APPM believes that any Seller or Principal Stockholder has or may have liability to Buyer or APPM pursuant to Article XIV hereof and specifying in reasonable detail the basis for such belief. If, by the eighteen-month anniversary of the date hereof, neither Buyer nor APPM has delivered any Claim Notices, then APPM shall deliver the certificates representing the Six Month Stock to Seller. If, however, Buyer or APPM has delivered one or more Claim Notices prior to the eighteen-month anniversary of the date hereof, then (i) APPM shall not disburse any shares of the Six Month Stock, but instead shall retain the certificates representing such shares of APPM Stock and (ii) APPM thereafter shall disburse such retained shares of APPM Stock only upon the delivery to APPM of (x) a written agreement signed by APPM, Buyer and Seller, which agreement shall expressly provide the number of shares of the Six Month Stock to be delivered to Seller (if any) and/or retained by APPM (if any); or (y) a final arbitration decision or a final judgment that determines Seller's and Buyer's rights with respect to the Six Month Stock.

       At any time prior to the two-year anniversary of the Closing Date, Buyer or APPM may deliver a Claim Notice (as defined in Article XIV) to Seller, to the effect that Buyer or APPM believes that any Seller or Principal Stockholder has or may have liability to Buyer or APPM pursuant to Article XIV hereof and specifying in reasonable detail the basis for such belief. If, by the two-year anniversary of the date hereof, neither Buyer nor APPM has delivered any Claim Notices, then APPM shall deliver the certificates representing the Anniversary Stock to Seller. If, however, Buyer or APPM has delivered one or more Claim Notices prior to the two-year anniversary of the date hereof, then (i) APPM shall not disburse any shares of the Anniversary Stock, but instead shall retain the certificates representing such shares of APPM Stock and (ii) APPM thereafter shall disburse such retained shares of APPM Stock only upon the delivery to APPM of (x) a written agreement signed by APPM, Buyer and Seller, which agreement shall expressly provide the number of shares of the Anniversary Stock to be delivered to Seller (if any) and/or retained by APPM (if any); or
(y) a final arbitration decision or a final judgment that determines Seller's and Buyer's rights with respect to the Anniversary Stock.

       Disbursement by APPM to Seller pursuant to this Section 4.1(c) of certificates representing shares of APPM Stock shall not affect or release any Seller or Principal Stockholder from liability for indemnification obligations pursuant to Article XIV hereof.

       The exercise by Buyer or APPM, in good faith, of Buyer's or APPM's right to deliver one or more Claim Notices and to withhold disbursement of certificates representing shares of APPM Stock shall not constitute an event of default under, or breach of Buyer's or APPM's obligations to, Seller or any Principal Stockholder under this Agreement, any Other Agreement (as defined below) or any related agreement between the parties hereto. Buyer's and APPM's right to deliver one or more Claim Notices and APPM's right to withhold disbursement of deposited certificates representing shares of APPM Stock shall be in addition to, shall not be in lieu of, and shall not limit any other remedy available under this Agreement, under any Other Agreement or any related agreement between the parties hereto, under law or otherwise.

       Any shares of the Closing Stock, the Six Month Stock or the Anniversary Stock retained by APPM in satisfaction of any indemnification obligation of any Seller or Principal Stockholder under Article XIV hereof shall, for such purposes, be deemed to have a value per share equal to the lesser of (i) the average closing sale price of the APPM Stock for the twenty trading days prior to the date hereof and (ii) the closing sale price on the last trading day immediately prior to the date on which such shares are determined (whether by agreement, arbitration award or final judgment) to be retainable by APPM in satisfaction of an indemnification obligation of any Seller or Principal Stockholder.

              (d) Ownership of Escrowed Shares; Voting Rights. Each Seller shall have all indicia of ownership of the shares of APPM Stock registered in such Seller's name on the records of APPM's transfer agent and held by APPM pursuant to Section 4.1(c) while such shares are so held and prior to a determination pursuant to Section 4.1(c) that any shares of APPM Stock deposited with APPM are to be retained by APPM, including without limitation the rights to vote such shares and receive distributions thereon and the obligations to pay all taxes, assessments, and charges with respect thereto (but subject to the terms of any agreement pursuant to which Seller's rights to dispose of such shares is limited and subject to all applicable laws relating to sales of securities); provided, however, that any distribution, on or with respect to such shares and any other shares or securities into which such shares may be changed or for which they may be exchanged pursuant to corporate action of APPM affecting holders of APPM Stock generally shall be delivered to and held by APPM pursuant to Section 4.1(c), shall be deemed shares so held hereunder and shall be subject to the provisions of Section 4.1(c).

              (e) Allocation of Purchase Price. The Purchase Price shall be allocated by Buyer and Seller in accordance with Schedule 4.1(e) hereto.

       Section 4.2 Closing and Effective Time. The closing of the transactions contemplated under this Agreement shall take place at the offices of Siskind, Grady, Rosen & Hoover, Baltimore, Maryland at 10:00 a.m. local time on January 23, 1998 (the "Closing Date"), or such other date as the parties may mutually agree in writing.

       The transfer of the Purchased Assets by Seller to Buyer and Buyer's assumption of the Assumed Liabilities shall be deemed effective as of 12:01 a.m. on January 1, 1998 (the "Effective Time"). The obligations and proceeds from the operations of the Business shall be deemed to be the property of Buyer from and after the Effective Time, and Buyer and Seller shall take any and all actions reasonably necessary to carry out the intent of this Section 4.2.

       Section 4.3   Closing Deliveries.

              (a) Seller. Simultaneously with the execution and delivery of this Agreement, Seller hereby executes and delivers to Buyer: (i) a Bill of Sale substantially in the form attached as Exhibit A hereto ("Bill of Sale"); and (ii) the documents required to be delivered pursuant to Section 11.1 hereof.

              (b) Buyer. Simultaneously with the execution and delivery of this Agreement, Buyer hereby delivers to Seller: (i) the cash portion of the Current Consideration; (ii) certificate(s) for the Closing Stock; and (iii) the documents required to be delivered pursuant to Section 11.2 hereof.

                                   ARTICLE V
      REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPAL STOCKHOLDERS

       As an inducement to APPM and to Buyer to enter into this Agreement, Seller and each Principal Stockholder jointly and severally (subject to the terms and conditions hereof) represent and warrant to APPM and to Buyer as of the date hereof.

       Section 5.1 Organization and Good Standing; Qualification. CRA is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted and as now contemplated, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. KPR is a professional association duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite association power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted and as now contemplated, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Seller and each Seller Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on Seller and each Seller Subsidiary. The Principal Stockholders own all of the issued and outstanding capital stock of both CRA and KPR.

       Each Principal Stockholder has full requisite power, authority and capacity to execute, deliver and perform this Agreement. No Principal Stockholder is aware of any defect (or facts that might be deemed to constitute such a defect) in any other Principal Stockholder's power, authority or capacity that could impair the enforceability of this Agreement and the applicable Other Agreements against any other Principal Stockholder. The Agreement has been duly executed and delivered by each Principal Stockholder and constitutes the legal, valid and binding obligations of each Principal Stockholder, enforceable against them in accordance with its terms.

       Section 5.2 Authorization and Validity. Seller has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, subject to approval of this Agreement by the Principal Stockholders, performance by Seller of this Agreement and the agreements contemplated herein, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's respective corporate powers and have been duly authorized by all necessary action on the part of Seller's Boards of Directors. This Agreement has been duly executed by Seller, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Seller is a party constitute, or upon execution will constitute, valid and binding agreements of Seller, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

       Section 5.3   Title to Purchased Assets.

              (a) Schedule 5.3(a) hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, options, charges, adverse claims, leases, licenses, rights to use or occupancy, security interests, restrictions and encumbrances of any kind affecting the Purchased Assets (collectively, the "Encumbrances").

              (b) Seller has good, clear, record and marketable title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances, except as set forth in Schedule 5.3(b) hereto (the "Permitted Encumbrances"), and, subject to the Permitted Encumbrances, Seller has full power and right to sell, assign and deliver the Purchased Assets in accordance with the terms of this Agreement. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement shall vest valid and marketable title to the Purchased Assets in Buyer, free and clear of all Encumbrances, except for the Permitted Encumbrances. Except for Excluded Assets, there are no material assets used in the Business which are not Purchased Assets.

       Section 5.4   Condition of Tangible Assets.  Except as set forth on
Schedule 5.4, the tangible Personal Property and any other tangible Purchased Assets are in operating condition and are sufficient for the operation of the Business as presently conducted and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including, without limitation, applicable occupational safety and health laws and regulations) relating thereto currently in effect.

       Section 5.5 Consents and Approvals. Except as set forth on Schedule 5.5, no consent, approval or authorization of, notice to, or declaration, filing or registration with, any governmental entity or any other Person is required to be made or obtained by Seller in connection with its execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby.

       Section 5.6   Governmental Authorization.  Except as set forth in
Schedule 5.6, and other than consents, filings or notifications required to be made or obtained by Buyer or APPM, the execution, delivery and performance by Seller of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Seller to the best knowledge of Seller require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

       Section 5.7   Continuity of Business Enterprise.  Except as set forth in
Schedule 5.7, there has not been any sale, distribution or spin-off of significant assets of Seller other than in the ordinary course of business within the two (2) years preceding the date of this Agreement.

       Section 5.8   Subsidiaries and Investments.  Except as set forth in
Schedule 5.8, Seller does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Seller Subsidiary").

       Section 5.9 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Seller of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) except as set forth in Schedule 5.6 and Schedule
5.9 hereto, does not require the consent of any governmental or regulatory body or authority or any other third party; (ii) will not conflict with or result in a violation of any provision of Seller's articles or certificate of incorporation or bylaws; (iii) to the best knowledge of Seller, will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to Seller or by which Seller or its properties are subject to or bound; (iv) except as set forth in Schedule 5.9, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which Seller is a party or by which Seller or any of its properties are subject to or bound; and (v) will not create any Encumbrance or restriction upon any of the Purchased Assets.

       Section 5.10  Seller Financial Statements.  Attached hereto as Schedule
5.10 are (i) the reviewed consolidated balance sheet of Seller as of April 30, 1996, and the related statements of income, Principal Stockholders' equity and statements of cash flows of Seller and Seller Subsidiaries for the year ended April 30, 1996 (collectively, the "Seller Reviewed Financial Statements"); and
(ii) the unaudited consolidated balance sheet of Seller and Seller Subsidiaries as of December 31, 1997 (the "Seller Current Balance Sheet") and the related statements of income, Principal Stockholders' equity and statements of cash flows of Seller and Seller Subsidiaries for the eight (8) month period then ended (collectively, the "Seller Current Financial Statements"). Seller Reviewed Financial Statements and Seller Current Financial Statements are sometimes collectively referred to herein as the "Seller Financial Statements." Seller Reviewed Financial Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto); (b) present fairly the financial position of Seller as of the dates indicated and present fairly the results of Seller's operations for the periods then ended; and (c) are in accordance with the books and records of Seller, which have been properly maintained and are complete and correct in all material respects. Seller Current Financial Statements present fairly the financial position of Seller and Seller Subsidiaries as at the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject to normal year-end audit adjustments (the effect of which will not individually or in the aggregate result in a Material Adverse Effect on Seller) and lack of footnotes thereto.

       Section 5.11  No Undisclosed Liabilities.  Except as listed in Schedule
5.11 hereto, Seller does not have any liabilities or obligations of any nature, whether known or unknown and whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in Seller Current Balance Sheet.

       Section 5.12 Litigation and Claims. Except as listed in Schedule 5.12 hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending, or affecting, or to the knowledge of Seller threatened against, or affecting Seller, any Seller Subsidiary, any Principal Stockholder, the Physician Employees or any other licensed professional or other individual affiliated with Seller affecting or that could affect the operations, business condition, (financial or otherwise), or results of operations or the prospects of Seller which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on Seller or (ii) could adversely affect the ability of Seller or any Seller Subsidiary to effect the transactions contemplated hereby, and there is no basis for any such action or any state of facts or occurrence of any event which might give rise to the foregoing. There are no unsatisfied judgments against Seller or any Seller Subsidiary or any licensed professional or other individual affiliated with Seller or any Seller Subsidiary relating to services provided by or on behalf of Seller or any Seller Subsidiary or any consent decrees to which any of the foregoing is subject. Except as set forth in Schedule 5.12, each of the matters, if any, set forth in Schedule 5.12 is fully covered by policies of insurance of Seller or any Seller Subsidiary as in effect on the date hereof.

       Section 5.13 No Violation of Law. Neither Seller nor any Seller Subsidiary has been, nor shall be as of the date hereof (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Seller.

       Section 5.14  Contracts and Commitments.

              (a) Schedule 5.14 contains a true, accurate and complete list, and Seller has delivered to APPM true and complete copies, of each contract, agreement and other instrument (other than insurance contracts identified in Schedule 5.24 or Lease Agreements identified in Schedule 5.20) to which Seller is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between Seller, on the one hand, and any government entity, Payor, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities;
(ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring Seller to make, or setting forth conditions under which Seller would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate; (iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate; (iv) all agreements containing a covenant limiting the freedom of Seller (or any Physician Employee of Seller) to compete in any line of business with any person or entity or in any geographic area; or (v) all written contracts and commitments to which aggregate future payments by Seller are in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. Except as noted in Schedule 5.14, all such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and, assuming the receipt of the appropriate consents, each constituting an Assumed Contract will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein. Except as noted in Schedule 5.14, there are no contracts, agreements or other instruments to which Seller is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to Buyer of the Purchased Assets, or which could inhibit or prevent Seller from transferring to or vesting in Buyer good and sufficient title to the Purchased Assets. For each of the Assumed Liabilities, in every instance where consent is necessary, Seller obtained and delivered to Buyer in writing, effective as of the date hereof, such consents as are necessary to effect a valid and binding transfer or assignment so as to enable Buyer to enjoy all of the rights now enjoyed by Seller under such contracts. Notwithstanding the foregoing, Seller shall not transfer to Buyer any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that Buyer consents to in writing to be retained by Seller. Except as set forth in
Schedule 5.14, no contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

              (b) Except as disclosed in Schedule 5.14, (i) Seller has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate such contract, agreement or instrument, and Seller is not aware of any fact(s) that would justify the exercise of such a right; and (ii) Seller does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

       Section 5.15 No Brokers. Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment.

       Section 5.16 No Other Agreements to Sell the Assets of the Business. Seller does not have any legal obligation, absolute or contingent, to any Person to sell any of the Purchased Assets (other than agreements for the sale of Inventory in the ordinary course), or to effect any sale of the Business or to enter into any agreement with respect thereto.

       Section 5.17  Employee Matters.

              (a) Employment Contracts. Except as set forth in Schedule 5.17(a), Seller is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3(1) of ERISA) of or pertaining to Seller and any of its present or former employees, or any predecessors in interest.

              (b) Employees. As of December 31, 1997, Seller employed a collective total of 115 full-time and part-time employees. Schedule 5.17(b) lists each employee of, or consultant to, Seller who received combined salary, benefits and bonuses for 1997 in excess of $50,000 or who is expected to receive combined salary, benefits and bonuses in 1998 in excess of $50,000. Seller is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

              (c) Severance Arrangements. Except as set forth on Schedule 5.17(c), upon termination of employment of any employee or Physician Employee, no severance or other payments will become due and Seller has no policy, past practice or plan of paying severance on termination of employment.

       Section 5.18  Labor Relations.

              (a) Except as set forth on Schedule 5.18(a), to the knowledge of Seller, no executive, key employee or group of employees has any plans to terminate employment with Seller, except by reason of terminating such relationship by becoming an employee of Buyer in connection with Buyer's purchase of the Business pursuant hereto.

              (b) Except as set forth in Schedule 5.18(b), there is no unfair labor practice, charge or complaint or any other employment-related matter against or involving Seller pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court.

              (c) Except as set forth in Schedule 5.18(c), there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency, authority or court against Seller. There have been no governmental audits of the equal employment opportunity practices of Seller and no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on Seller.

              (d) Except as set forth in Schedule 5.18(d), there are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with Seller pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

       Section 5.19  Employee Benefit Plans.

              (a) Identification. Schedule 5.19(a) contains a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by Seller or to which Seller contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). Seller has provided to Buyer copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, Seller has provided or made available to Buyer a written description of all existing practices engaged in by Seller that constitute Employee Benefit Plans. Except as set forth in Schedule 5.19(a), subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by Seller without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. Except as set forth in Schedule 5.19(a), no unwritten amendment exists with respect to any Employee Benefit Plan.

              (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect to Seller.

              (c) Examinations. Except as set forth in Schedule 5.19(c), Seller has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

              (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to Seller, APPM or any of their respective Affiliates.

              (e) Claims and Litigation. Except as set forth in Schedule 5.19(e), no pending or threatened claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

              (f) Qualification. Seller has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of Seller and each Principal Stockholder, has been continually qualified under the applicable section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling.

              (g) Funding Status. Except as set forth in Schedule 5.19(g), no accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which Seller is a member (a "Controlled Group"). Except as set forth in Schedule 5.19(g), with respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. Schedule 5.19(g) contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

              (h) Excise Taxes. Neither Seller nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

              (i) Multiemployer Plans. Neither Seller nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

              (j) PBGC. No facts or circumstances exist that would result in the imposition of liability against APPM, Buyer or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by Seller or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

              (k) Retirees. Seller has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

              (l)    Other Compensation Arrangements.  Except as set forth in
Schedule 5.19(l), neither Seller nor any Principal Stockholder or Physician Employee of Seller is a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with Seller.

       Section 5.20 Lease Agreements. Schedule 5.20 contains a true, accurate and complete list of all the lease agreements and license agreements to which Seller or any Seller Subsidiary is a party and pursuant to which Seller or any Seller Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $10,000 per year (the "Lease Agreements"). Seller has delivered to Buyer true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease
(i) any existing or claimed material default by Seller or any Seller Subsidiary (as applicable) or event of material default or event which with notice or lapse of time, or both, would constitute a material default by Seller or any Seller Subsidiary (as applicable) and, individually or in the aggregate, result in a Material Adverse Effect on Seller; or (ii) any existing material default by any other party under any of the Lease Agreements or, to the knowledge of Seller, any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. To the knowledge of Seller, neither Seller nor any Principal Stockholder has received notice of any pending or threatened reassessment of any property covered by the Lease Agreements. Seller or a Seller Subsidiary (as applicable) has obtained the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and has delivered to Buyer in writing such consents as are necessary to effect a valid and binding transfer or assignment of Seller's or any Seller Subsidiary's rights thereunder. Seller has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements are in compliance with all applicable safe harbor provisions promulgated by the Department of Health and Human Services in connection with the enforcement of the federal Fraud and Abuse Statute, 42 CFR
Part 1001 and any similar applicable state law safe harbor or other exemption provisions.

       Section 5.21  Real and Personal Property.

                     (i) Except as set forth in Schedule 2.1(a), neither Seller nor any Seller Subsidiary owns any interest (other than the Lease Agreements) in real property.

                     (ii) Except as set forth in Schedule 5.3(b), Seller and any Seller Subsidiary (i) has good and marketable title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in Seller Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). Seller Financial Statements reflect all personal property used in connection with the operation of the business subject to disposition in the ordinary course of business and such personal property are the necessary assets to continue operation of Seller and any Seller Subsidiary.

       Section 5.22  Environmental Matters.

              (a) Neither Seller nor any Seller Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by Seller of any Environmental Law (as defined in subsection (e) below); (ii) alleged failure by Seller to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection
(e) below) by Seller.

              (b) Neither Seller nor any Seller Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein in subsection (e) below) that would give rise to any Environmental Liabilities (as defined in subsection (e) below) for Seller under any applicable Environmental Law that had, or could likely have, a Material Adverse Effect on Seller. Neither Seller nor any Seller Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or could likely give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or could likely result, in any fine or penalty imposed pursuant to any Environmental Law. Schedule 5.22(b) discloses any known presence of asbestos in or on Seller's or any Seller Subsidiary's owned or leased premises. There is no friable asbestos in or on Seller's or any Seller Subsidiary's owned or leased premises.

              (c) No soil or water in or under any assets currently or formerly held for use or sale by Seller or any Seller Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by Seller or any Seller Subsidiary where such contamination had, or could likely have, a Material Adverse Effect on Seller.

              (d) Schedule 5.22(d) contains a list of all environmental audits and other similar reports which have been prepared by, for or concerning Seller or any Seller Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by Seller, any Seller Subsidiary or any of their predecessors, true and complete copies of which have been provided to Buyer.

              (e) For the purposes of this Section 5.22, the following terms have the following meanings:

              "Environmental Laws" shall mean any and all domestic federal, state and local laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions and permits relating to the environment or to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof.

              "Environmental Liabilities" shall mean all liabilities of Seller or any Seller Subsidiary, whether contingent or fixed, which (i) have arisen, or could likely arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

              "Hazardous Substances" shall mean any air pollution, toxic, radioactive, caustic or otherwise hazardous substance regulated by any Environmental Law (including, but not limited to, (i) Medical Waste and
       (ii) petroleum, its derivatives, by-products and other hydrocarbons), and any material constituent elements thereof displaying any of the foregoing characteristics.

              "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

       Section 5.23 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by Seller with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on Seller.

       Section 5.24 Insurance Policies. Schedule 5.24 lists and briefly describes Seller's policies of insurance to which Seller or any Affiliate is a party or under which Seller or any Affiliate, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of Seller or any of its Affiliates (the "Insurance Policies"). Except as set forth in Schedule 5.24, all of the Insurance Policies (i) are, to the best knowledge of Seller and the Principal Stockholders, issued by insurers that are financially sound and reputable; and
(ii) are valid, outstanding and
enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto are currently paid. All Insurance Policies currently maintained by Seller or any Affiliate thereof ("Current Policies") taken together (i) provide adequate insurance coverage for the assets, properties and operations of Seller and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as Seller and its Affiliates; (ii) are sufficient for compliance with legal and contractual requirements to which Seller or any of its Affiliates is a party or by which any of them may be bound; and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms without interruption up to and including the date hereof. True, complete and correct copies of all Insurance Policies have been provided to APPM. Except as set forth in Schedule 5.24, neither Seller nor any of its Affiliates nor any officer or director thereof has received any notice or other communication from any issuer of any Current Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of Seller and the Principal Stockholders, no such cancellation or increase of deductibles, retainages or premiums is threatened. Except as set forth in Schedule 5.24, there are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Except as set forth in Schedule 5.24, since January 1, 1993, neither Seller nor any Affiliate thereof has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. Schedule 5.24 also sets forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by Seller or any Affiliate thereof during the immediately preceding three-year period. Except as set forth in Schedule 5.24, each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as customary for such a physician practicing the same type of medicine in the same geographic area.

       Section 5.25  Accounts Receivable; Payors.

              (a) Attached hereto as Schedule 5.25(a) is a list and aging of all accounts receivable of Seller as of December 15, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in Seller Financial Statements or on the accounting records of Seller (which reserves are adequate and calculated consistent with past practice).

              (b) Schedule 5.25(b) sets forth a true, correct and complete list of the names and addresses of each Payor including, but not limited to, all private-pay patients as a single Payor, of Seller which accounted for more than 5% of the revenues of Seller in the fiscal year ended December 31, 1997, or which is reasonably expected to account for more than 5% of the revenues of Seller for the fiscal year ended December 31, 1998. Except as set forth in
Schedule 5.25(b), Seller has satisfactory relations with such Payors and none of such Payors has notified Seller that it intends to discontinue its relationship with Seller or to deny any payments due from, or any claims for payment submitted to any such party.

       Section 5.26  Accounts Payable; Suppliers.

              (a)    Attached hereto as Schedule 5.26(a) is a true and complete
(i) list of the accounts payable of Seller as of December 15, 1997, and (ii) list of each individual indebtedness of $2,500 or more, setting forth the payee and the amount of indebtedness.

              (b) Schedule 5.26(b) sets forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to Seller (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by Seller in excess of $2,500 for the fiscal year ended December 31, 1997, or which is reasonably expected to account for a dollar volume of purchases paid for by Seller in excess of $2,500 for the fiscal year ended December 31, 1998.

       Section 5.27 Inventory. All items of inventory on Seller Current Balance Sheet contained in Seller Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of Seller's business and conform to generally accepted standards in the industry of which Seller is a part. The value of the inventories reflected on Seller Current Balance Sheet contained in Seller Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of Seller for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

       Section 5.28  Licenses, Authorization and Provider Programs.

              (a) Except as listed in Schedule 5.28(a), Seller, and each Physician Employee and other licensed employee or independent contractor of Seller (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its/his/her business and (ii) is certified for participation under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") (Medicare and Medicaid Programs and such other similar federal, state or local reimbursement or governmental programs for which Seller is eligible are hereinafter referred to collectively as the "Governmental Programs") and has current provider numbers for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which Seller is presently receiving payments directly or indirectly from any Payor for patient care (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations, and provider agreements, is set forth in Schedule 5.28(a), true, complete and correct copies of which have been provided to APPM. No violation, default, order or deficiency exists with respect to any of the items listed in Schedule 5.28(a) except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on Seller, and there is no action pending or recommended by any state or federal agencies having jurisdiction over the items listed in Schedule 5.28(a), either to revoke, withdraw or suspend any material license or to terminate the participation of Seller in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in Schedule 5.28(a) or to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of Seller, there has been no decision not to renew any existing agreement with any provider or Payor relating to Seller's business as presently being conducted by it. Except as set forth in Schedule 5.28(a) or
Schedule 5.12 hereof, neither Seller nor any Physician Employee (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked; (ii) has been reprimanded, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board; or
(iii) has had a final judgment or settlement entered against him/her/its in connection with a malpractice or similar action.

              (b) Except as set forth in Schedule 5.28(b), Seller is not required, and for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

       Section 5.29 Inspections and Investigations. Neither the right of Seller, or any Physician Employee, nor the right of any licensed professional or other individual affiliated with Seller to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. Except as set forth and described in Schedule 5.29, no Physician Employee, licensed professional or other individual affiliated with the business has, during the past three (3) years prior to the Effective Time, had their license suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency. True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in Schedule 5.29 have been provided to Buyer.

       Section 5.30  Proprietary Rights and Information.

              (a) Set forth in Schedule 5.30(a) is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by Seller or any of its Affiliates; (ii) all patents and applications therefor and inventories and discoveries that may be patentable currently owned, in whole or in part, or used by Seller or any of its Affiliates; (iii) all licenses, royalties, and assignments thereof to which Seller or any of its Affiliates are a party; (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by Seller or any of its Affiliates; and (v) other similar agreements relating to the foregoing to which Seller or any of its affiliates is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

              (b) Schedule 5.30(b) contains a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that Seller is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to Buyer or APPM.
There are no outstanding or, to Seller's knowledge, threatened disputes or disagreements with respect to any such agreement.

              (c) Seller owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other person. Except as disclosed in Schedule 5.30(c), no consent of any person will be required for the use thereof by Buyer or APPM upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or for infringement by Seller of any Proprietary Right of any other Person, and neither Seller nor any Principal Stockholder is aware of any valid basis for any such claim. To the best knowledge of Seller, no proceedings have been threatened which challenge the Proprietary Rights of Seller. Seller has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all merchandise and services formerly or presently sold or marketed by them.

       Section 5.31  Taxes.

              (a) Filing of Tax Returns. Seller has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of Seller for the periods covered thereby.

              (b) Payment of Taxes. Except for such items as Seller may be disputing in good faith by proceedings in compliance with applicable law, which are described in Schedule 5.31(b), (i) Seller has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable; and (ii) Seller is not delinquent in the payment of any tax, assessment or governmental charge.

              (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. Except as set forth in Schedule 5.31(c), Seller has not received any notice that any tax deficiency or delinquency has been asserted against Seller, and to the best knowledge of Seller, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Seller that could be asserted by any taxing authority. Since January 1, 1993, there has been no taxing authority audit and there is no taxing authority audit of Seller pending, or to the actual knowledge of Seller, threatened against Seller or any Seller Subsidiary (and the results of any completed audits are properly reflected in Seller Financial Statements). Seller has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of Seller or any Seller Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

              (d) No Extension of Limitation Period. Seller has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

              (e) All Withholding Requirements Satisfied. All monies required to be withheld by Seller and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and timely paid to the respective governmental agencies.

              (f) Foreign Person. Neither Seller nor any Principal Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

              (g) Safe Harbor Lease. None of the properties or assets of Seller constitutes property that Seller, APPM, Buyer or any Affiliate of APPM, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

              (h) Tax Exempt Entity. None of the assets or properties of Seller are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

              (i) Collapsible Corporation. Seller has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

              (j) Boycotts. Seller has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

              (k) Parachute Payments. No payment required or contemplated to be made by Seller will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code.

              (l) S Corporation. Seller has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code except that CRA is an "S" corporation.

              (m) Personal Holding Companies. Seller is not and has not been a personal holding company within the meaning of Section 542 of the Code.

       Section 5.32 Related Party Arrangements. Schedule 5.32 sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of Seller in any property, real or personal or mixed, tangible or intangible, used in or pertaining to Seller's business and any arrangement or agreement with any such Person concerning the provision of goods or services or other matters pertaining to Seller's business. There is no commitment to, and no income reflected in Seller Financial Statements that has been derived from an Affiliate. Except as set forth in Schedule 5.32, none of the Assumed Liabilities includes any obligation of any kind or designation to any Affiliate of Seller or the Principal Stockholders.

       Section 5.33 Banking Relations. Set forth in Schedule 5.33 is a complete and accurate list of all borrowing and investing arrangements that Seller has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

       Section 5.34 Fraud and Abuse and Self Referral. Neither Seller nor any Seller Subsidiary has engaged and, to the knowledge of Seller, neither Seller's officers and directors nor the Physician Employees or other Persons and entities providing professional services for or on behalf of Seller have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct.

       Section 5.35 Restrictions on Business Activities. Except as disclosed in Schedule 5.14 or Schedule 5.35, there is no material agreement, judgment, injunction, order or decree binding upon Seller, any Seller Subsidiary or officer, director or key employee (including, but not limited to, Physician Employees) of Seller or Seller Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of Seller or any Seller Subsidiary, any acquisition of property by Seller, any Seller Subsidiary or the conduct of business by Seller or any Seller Subsidiary.

       Section 5.36 Agreements in Full Force and Effect. Except as expressly set forth in Seller's Schedules to this Agreement, all contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in Seller's Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of Seller, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by Seller or any other party thereto. No contract with a health care provider has been terminated in the last twelve (12) months.

       Section 5.37 Statements True and Correct. No representation or warranty made herein by Seller or any Principal Stockholder, nor any statement, certificate, exhibit or instrument to be furnished by Seller or any Principal Stockholder to APPM or Buyer pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

       Section 5.38 Schedules. All Schedules required by Article V hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

       Section 5.39 Finders' Fees. Except as set forth in Schedule 5.39, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Principal Stockholders or Seller who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF BUYER AND APPM

       Buyer and APPM each represents and warrants to Seller as follows:

       Section 6.1 Organization and Good Standing; Qualification. Each of Buyer and APPM is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. Each of Buyer and APPM is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer or APPM. Copies of the certificate of incorporation and all amendments thereto of Buyer and APPM and the bylaws of Buyer and APPM, as amended, and copies of the corporate minutes of Buyer and APPM regarding this transaction, all of which have been or will be made available to Seller for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the Principal Stockholders and directors of Buyer and APPM (and all committees thereof) regarding this transaction.

       Section 6.2 Authorization and Validity. Each of Buyer and APPM has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer and APPM of this Agreement and the agreements provided for herein, and the consummation by Buyer and APPM of the transactions contemplated hereby and thereby are within Buyer and APPM's respective corporate powers and have been duly authorized by all necessary action on the part of Buyer's and APPM's Boards of Directors. This Agreement has been duly executed by Buyer and APPM. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Buyer and APPM is a party constitute, or upon execution will constitute, valid and binding agreements of Buyer and APPM, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

       Section 6.3 Governmental Authorization. Except as expressly set forth in Schedule 6.3, and other than consents, filings or notifications required to be made or obtained by Buyer and APPM, the execution, delivery and performance by Buyer and APPM of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Buyer and APPM, to the best knowledge of Buyer and APPM, requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

       Section 6.4 Capitalization. The authorized capital stock of APPM consists of 50,000,000 shares of APPM Common Stock, of which approximately 17,300,000 shares are issued and outstanding and 10,000,000 shares of APPM Preferred Stock, none of which are outstanding. Each outstanding share of APPM Common Stock which is being purchased by Seller hereunder has been legally and validly issued and is fully paid and nonassessable, and based in part upon the representations of Seller in this Agreement will be issued pursuant to a valid exemption from registration under (i) the Securities Act and (ii) all applicable state securities laws.

       Section 6.5   Absence of Conflicting Agreements or Required Consents.
To the best knowledge of Buyer and APPM, the execution, delivery and performance of this Agreement by Buyer and/or APPM and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) except as set forth in Schedule 6.3 and Schedule 6.5 hereto, does not require the consent of any governmental or regulatory body or authority or any other third party; (ii) will not conflict with any provision of Buyer's or APPM's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Buyer or APPM is a party or by which Buyer or APPM or their or its properties are subject to or bound; and (iv) except as set forth in Schedule 6.5, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which Buyer or APPM is a party or by which Buyer or APPM or any of their respective properties are bound.

       Section 6.6 Statements True and Correct. No representation or warranty made herein by Buyer or APPM, nor any statement, certificate or instrument to be furnished by Buyer or APPM to Seller or a Principal Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

       Section 6.7 Schedules. All Schedules required by Article IV hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

       Section 6.8 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or APPM who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                  ARTICLE VII
                             Intentionally Omitted

                                  ARTICLE VIII
                             Intentionally Omitted

                                   ARTICLE IX
                             Intentionally Omitted
                                   ARTICLE X
                             Intentionally Omitted

                                   ARTICLE XI
                               CLOSING DELIVERIES

       Section 11.1 Deliveries of Seller. Seller hereby delivers to Buyer the following:

              (a) a copy of resolutions of the Boards of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of such corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

              (b) a copy of resolutions of the Boards of Directors of Seller authorizing the execution, delivery and performance of the Service Agreement (as defined below) and Employment Agreements (as defined below) (collectively, the "Other Agreements") each certified by the Secretary of Seller as being true and correct copies of the originals thereof subject to no modifications or amendments;

              (c)    Intentionally Omitted;

              (d)    Intentionally Omitted;

              (e) a certificate of the Secretary of Seller certifying as to the incumbency of the directors and officers of such corporation and as to the signatures of such directors and officers who have executed documents delivered on behalf of that corporation;

              (f) a certificate, dated within ten (10) days prior to the date hereof, of the Secretary of State of Maryland establishing that Seller is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of Maryland;

              (g) certificates, dated within ten (10) days prior to the date hereof, of the Secretaries of State of the states in which Seller is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

              (h) all authorizations, consents, approvals, permits and licenses referenced in Section 5.28;

              (i) the executed Service Agreement entered into by and among Buyer, APPM and Seller as of the date hereof (the "Service Agreement");

              (j)    Intentionally Omitted;

              (k) an assignment to Buyer of (i) each lease for real or personal property described on Schedule 5.20 (the "Lease Assignments"); (ii) all contracts described on Schedule 5.14 which can be assigned to Buyer ("Non-Payor Contract Assignments"); (iii) all Purchased Contracts; and (iv) all contracts described in Schedule 5.14 which cannot be assigned to Buyer ("Payor Contract Assignments");

              (l) the executed employment agreements by and between KPR and each of the Principal Stockholders (the "Employment Agreements"); and

              (m) the executed legal opinion by counsel to Seller dated of even date.

       Section 11.2 Deliveries of APPM. APPM hereby delivers to Seller the following:

              (a) a copy of resolutions of the Board of Directors of APPM authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APPM's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

              (b) the Closing Consideration accordance with Article IV hereof;

              (c)    Intentionally Omitted;

              (d)    Intentionally Omitted;

              (e) a certificate of the Secretary of Buyer certifying as to the incumbency of the officers of Buyer who have executed documents on behalf of Buyer;

              (f) a certificate, dated within ten (10) days prior to the date hereof, of the Secretary of State of Delaware establishing that Buyer is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of Delaware;

              (g)    certificates (or photocopies thereof), dated within ten
(10) days prior to the date hereof, of the Secretaries of State of the states in which Buyer is qualified to do business, to the effect that Buyer is qualified to do business and, if applicable, is in good standing as a foreign corporation in such state;

              (h)    the executed Other Agreements; and

              (i) the executed Lease Assignments, Non-Payor Contract Assignments, Purchased Contracts and Payor Contract Assignments.

                                  ARTICLE XII
                             Intentionally Omitted

                                  ARTICLE XIII
                              POST CLOSING MATTERS

       Section 13.1 Further Instruments of Transfer. Following the date hereof, at the request of Buyer and at Buyer's sole cost and expense, the Principal Stockholders and Seller shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

       Section 13.2  Certain Prorations.

              (a) The items set forth on Schedule 13.2(a) shall be prorated or adjusted between the parties hereto as of the Effective Time.

              (b) On the date hereof, each party shall pay or credit to the other party all sums required to effectuate the prorations and adjustments contemplated by the provisions of this Section 13.2. If final figures have not been calculated on any of the adjustments, prorations or reimbursements as of the date hereof, then the parties hereto shall close this transaction using estimated adjustments, prorations and reimbursements which shall be subject to later readjustment when such final figures have been calculated. The parties hereto shall seek to determine the amounts of all prorations, adjustments and reimbursements required hereunder on or before the date hereof, if possible, and no later than six (6) months following the date hereof.

       Section 13.3  Certain Expenses.

              (a)    Seller shall be responsible for the following expenses:
(i) obtaining, filing and recording any and all releases, satisfactions, deeds, UCC termination statements and similar documents required in order to cause title to the Purchased Assets to be free, clear and unencumbered except for Permitted Encumbrances (as defined in Section 5.3(b) hereof); and (ii) all sales, use, transfer and other taxes, if any, required by or imposed as a result of the transactions contemplated hereby.

              (b) Each party shall be responsible for its own attorneys', accountants' and other advisory fees associated with the closing of the transactions contemplated by this Agreement.

       Section 13.4 Certain Employee Benefits. Except as provided by law, Buyer agrees that it will maintain the existing level of employee benefits currently provided to the employees of Seller (other than the Principal Stockholders) through March 31, 1998.

       Section 13.5 Buyer's Compliance with Section 4.1. Buyer shall comply with the terms and conditions of Section 4.1 hereof with respect to the future delivery of the Six Month Stock and the Anniversary Stock.

       Section 13.6 Lock-up. Prior to the second anniversary of the Closing Date, CRA shall not (a) directly or indirectly sell, offer, pledge, hypothecate, assign, sell short or long, subject to an option, distribute to CRA's stockholders or creditors, transfer or otherwise dispose of, or (b) agree to do any of the foregoing, in either case with respect to any shares of the Closing Stock, the Six Month Stock or the Anniversary Stock, without the prior written consent of APPM. CRA acknowledges that the certificates representing the Closing Stock, the Six-Month Stock and the Anniversary Stock will bear a legend describing the restrictions set forth in this Section. CRA acknowledges that remedies at law may be inadequate to protect against breach of this Section and CRA hereby in advance agrees to the granting of injunctive relief in APPM's favor against a breach of this Section, without proof of actual damages.

                                  ARTICLE XIV
                                    REMEDIES

       Section 14.1 Indemnification by Seller. Subject to the terms and conditions of this Article XIV, CRA, KPR and each Principal Stockholder, jointly and severally, shall indemnify, defend and hold APPM and Buyer and their respective directors, officers, members, managers, employees, agents, attorneys and Affiliates (collectively, the "Buyer Indemnitees") harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively, "Damages") asserted against or incurred by such Buyer Indemnitees arising out of or resulting from:

              (a) a breach of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of Seller contained herein or in any Schedule or certificate delivered hereunder;

              (b) any violation (or alleged violation) by Seller and/or any of its past or present directors, officers, partners, shareholders, employees (including, without limitation, any Physician Employee), agents, consultants and Affiliates of state or federal laws governing health care fraud and abuse (including, but not limited to, fraud and abuse in the Medicare and Medicaid programs) occurring on or before the date hereof, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the date hereof;

              (c) any liability under the Securities Act, the Exchange Act or any other federal or state "blue sky" or securities law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to Seller or any Principal Stockholder, and provided to APPM or its counsel by Seller, specifically for inclusion in any preliminary prospectus, registration statement or prospectus forming a part thereof, or any amendment thereof or supplement thereto), arising out of or based upon any omission or alleged omission to state therein a material fact relating to Seller required to be stated therein or necessary to make the statements therein not misleading; and

              (d)    all Unassumed Liabilities.

       Section 14.2 Indemnification by APPM and Buyer. Subject to the terms and conditions of this Article XIV, APPM and Buyer jointly and severally shall indemnify, defend and hold Seller and its respective agents, attorneys and Affiliates (collectively, the "Seller Indemnities") harmless from and against all Damages asserted against or incurred by such Seller Indemnities arising out of or resulting from:

              (a) a breach by APPM or Buyer of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) or covenant of APPM or Buyer contained herein or in any schedule or certificate delivered hereunder; and

              (b)    all Assumed Liabilities.

       Section 14.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

              (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (and, in any event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. Except as set forth in Section 14.6, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim.

                     Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim; and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

              (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party.

              (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

              (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

              (e) Payments of all amounts owing by an Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to Section 14.3(d) shall be made within 30 days after the later of (i) the expiration of the 60-day Indemnity Notice period or
(ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

              (f) Notwithstanding any provision herein to the contrary, the obligation of APPM or Buyer, on the one hand, or Seller or any Principal Stockholder, on the other hand, to provide indemnification for breach of any representation or warranty as provided in Section 14.1(a) or Section 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by APPM or Buyer, on the one hand, or Seller, on the other hand, as a result of such a breach or breaches exceeds $10,000.00, and then such Indemnifying Party shall indemnify the Indemnified Party to the full amount of such Damages.

              (g) Notwithstanding any provision herein to the contrary, the Principal Stockholders shall not have any liability to Buyer or APPM under this Agreement after the Principal Stockholders have, collectively, paid to Buyer or APPM pursuant to this Article XIV indemnification payments in an aggregate amount (together with the applicable value (as determined pursuant to Section 14(c)) of any APPM Shares retained by APPM pursuant to Section 4.1(c)), equal to $_______________.

       Section 14.4  Remedies Not Exclusive.

              (a) The Buyer Indemnitees' rights to be indemnified, defended and held harmless by Seller and the Principal Stockholders shall be the Buyer Indemnitees' exclusive remedy against Seller and the Principal Stockholders for matters arising out of this Agreement; provided, however, that the limitation set forth in this sentence shall not limit any Buyer Indemnitee's remedies against Seller and the Principal

Stockholders for matters arising out of this Agreement that constitute fraud or intentional misrepresentation by any Seller or Principal Stockholder, failure of any Seller or Principal Stockholder to deliver to Buyer or APPM good, valid and marketable title to the Purchased Assets, or failure of any Seller or Principal Stockholder to pay any taxes or any penalties, assessments or interest relating thereto. This Section shall not limit APPM's right to injunctive relief against a breach by any Seller or Principal Stockholder of any covenant set forth in this Agreement.

              (b) The Seller Indemnitees' rights to be indemnified, defended and held harmless by Buyer and APPM shall be the Seller Indemnitees' exclusive remedy against Buyer and APPM for matters arising out of this Agreement; provided, however, that the limitation set forth in this sentence shall not limit any Seller Indemnitee's remedies against Buyer or APPM for matters arising out of this Agreement that constitute fraud or intentional misrepresentation by Buyer or APPM. This Section shall not limit Seller's right to injunctive relief against a breach by APPM or Buyer of any covenant set forth in this Agreement.

              (c) Except as set forth in Sections 14.4(a) or 14.4(b) above, the remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

       Section 14.5 No Effect on Liability. None of (i) the consummation of the transactions contemplated by this Agreement or the Other Agreements, (ii) the delay or omission of any party to exercise any of its rights under this Agreement or any Other Agreement or (iii) any investigation or disclosure that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise, shall (A) affect the liability of the parties to one another for breaches of this Agreement, any Other Agreement or any related agreement between the parties hereto, or (B) prevent any party from relying on the representations or warranties contained in this Agreement, any Other Agreement or any related agreement between the parties hereto.

       Section 14.6 Commencing Actions. Any action against any party hereto that is not commenced on or before the second anniversary of the Closing Date shall be deemed waived, and no person shall have any remedy against any party therefor; provided, however, that actions by Buyer or APPM against any Seller or Principal Stockholder may be commenced at any time with respect to actions
(i) that constitute fraud or intentional misrepresentation by any Seller or Principal Stockholder; (ii) that result from the failure of any Seller or Principal Stockholder to pay any taxes or any penalties, assessments or interest thereon; (iii) that result from the failure of any Seller or Principal Stockholder to deliver to Buyer or APPM good, valid and marketable title to the Purchased Assets; or (iv) that result from any breach of Section 5.22 or
Section 5.13 or any misrepresentation relating to the representations and warranties set forth therein.

       Section 14.7 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

       Section 14.8 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                   ARTICLE XV
                             Intentionally Omitted

                                  ARTICLE XVI
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

       Section 16.1 Non-Disclosure Covenant. Seller recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APPM that is valuable, special and unique assets of APPM's businesses. Seller shall not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of Seller; (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), Seller shall, if possible, give prior written notice thereof to APPM and provide APPM with the opportunity to contest such disclosure; or (iii) the disclosing party reasonably believes that such disclosure is required by applicable law in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by Seller of the provisions of this Section, APPM shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting APPM from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

       Section 16.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, Seller agrees that, in the event of a breach by it of the foregoing covenant, the covenant may be enforced against it by injunctions and restraining orders.

       Section 16.3 Survival. The obligations of Seller under this Article XVI shall survive the consummation of the transactions as described in this Agreement.

                                  ARTICLE XVII
                                 MISCELLANEOUS

       Section 17.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

       Section 17.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APPM to a wholly owned subsidiary of APPM, provided that any such assignment shall not relieve APPM of its obligations hereunder.

       Section 17.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any Person not a party hereto or thereto any rights or remedies hereunder or thereunder.

       Section 17.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

       Section 17.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

       Section 17.6  Survival of Representations, Warranties and Covenants.
The representations, warranties, covenants and undertakings contained herein shall survive the consummation of the transactions described herein and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller, any Principal Stockholder, APPM or Buyer pursuant to this Agreement shall be deemed to have been representations and warranties by such Seller, such Principal Stockholder, APPM or Buyer.

       Section 17.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF MARYLAND.

       Section 17.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

       Section 17.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

       Section 17.10 Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

       Section 17.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APPM has determined in its good faith judgment to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APPM in connection with conducting an examination of the operations and assets of Seller; provided that APPM shall reasonably promptly provide notice of any release.

       Section 17.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent; or (ii) if delivered by mail

(whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

              If to APPM and Buyer:     American Physician Partners, Inc.
                                        901 Main Street, Suite 2301
                                        Dallas, Texas  75202
                                        Fax No.: (214) 761-3150
                                        Attn: Gregory L. Solomon, President
                                              Paul M. Jolas, Esq, General
                                              Counsel and Senior Vice President

              with a copy to:           Haynes and Boone, LLP
                                        901 Main Street, Suite 3100
                                        Dallas, Texas  75202
                                        Fax No.: (214) 200-0365
                                        Attn: Kenneth K. Bezozo, Esq.

              If to Seller
              or any Principal
              Stockholder:              Drs. Korsower and Pion Radiology, P.A.
                                        4110 Aspen Hill Road
                                        Rockville, Maryland 20853
                                        Fax No.: (301) 460-5967
                                        Attn: Sidney J. Pion, M.D.

              with a copy to :          Siskind, Grady, Rosen & Hoover, P.A.
                                        Two East Fayette Street, Suite 600
                                        Baltimore, Maryland 21202
                                        Attn: Arvin E. Rosen, Esq.

       Section 17.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. Except as set forth in Section 14.4(a) or Section 14.4(b) above, no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

       Section 17.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

       Section 17.15 Defined Terms. Terms used in the Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.


                                   * * * * *

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                     APPM:

                                     AMERICAN PHYSICIAN PARTNERS, INC.


                                     By:   /s/ GREGORY L. SOLOMON
                                           -----------------------------------
                                           Gregory L. Solomon, President


                                     BUYER:

                                     COMMUNITY IMAGING PARTNERS, INC.


                                     By:   /s/ GREGORY L. SOLOMON
                                           -----------------------------------
                                           Gregory L. Solomon, President


                                     SELLER:

                                     COMMUNITY RADIOLOGY ASSOCIATES, INC.


                                     By:   /s/ SIDNEY J. PION, M.D.
                                           -----------------------------------
                                           Sidney J. Pion, M.D., President


                                     DRS. KORSOWER AND PION RADIOLOGY, P.A.


                                     By:   /s/ SIDNEY J. PION, M.D.
                                           -----------------------------------
                                           Sidney J. Pion, M.D., President

                                     /s/ LARRY JOSEPH BERNSTEIN, M.D.
                                     -------------------------------------------
                                     Larry Joseph Bernstein, M.D.



                                     /s/ DILIP S. ARWINDEKAR, M.D.
                                     -------------------------------------------
                                     Dilip S. Arwindekar, M.D.



                                     /s/ NICHOLAS HARRY MALAKIS, M.D.
                                     -------------------------------------------
                                     Nicholas Harry Malakis, M.D.



                                     /s/ JAMES M. McCABE, M.D.
                                     -------------------------------------------
                                     James M. McCabe, M.D.



                                     /s/ SIDNEY J. PION, M.D.
                                     -------------------------------------------
                                     Sidney J. Pion, M.D.



                                     /s/ MAYA EVE REISER, M.D.
                                     -------------------------------------------
                                     Maya Eve Reiser, M.D.



                                     /s/ PAUL S. SCHAEFER, M.D.
                                     -------------------------------------------
                                     Paul S. Schaefer, M.D.



                                     /s/ WILLIAM D. WEHUNT. M.D.
                                     -------------------------------------------
                                     William D. Wehunt, M.D.



                                     /s/ ALAN ABOOD COHEN, M.D.
                                     -------------------------------------------
                                     Alan Abood Cohen, M.D.